Exhibit 99.1

Wednesday    March 10, 1999

Company Press Release

                        Synaptx Elects New Board Members
                        And Approves PALADYNE As New Name

ORLANDO, FL--(BUSINESS WIRE)--March 10, 1999-- Synaptx Worldwide, Inc. (OTC:BB
SYTX) announced the election of John Foster and Kenneth Horn to its Board of Directors.

 Mr. Foster, 55, is the President of Vedra International Associates. He was formerly a Corporate Officer of AT&T (NYSE:T} where he served as Vice President -Marketing and Sales, Southeastern Region, President and CEO of AT&T American Transtech, and as President and Managing Director of AT&T Communications Services Group - Europe. Foster is also a board member of Aerial Communications (NASDAQ:AERL).

Mr. Horn, 58, is Managing Director of K&H Associates. He recently retired as a Corporate Officer of Nortel Networks (NYSE:NT/TSE:NTL) where he served as Vice President, Independents. Horn is widely credited with establishing Nortel's industry leading position with the Independent Telecommunication companies and the Competitive Local Exchange Carriers by generating many billions in sales.

Commenting on the new Board Members, Ronald Weindruch, Chairman & CEO, stated that: "We are pleased to be able to attract quality people like John Foster and Ken Horn to the Board of our fast growing company. I'm confidant that their contributions will be significant as we accelerate the rollout of our Information Engineered Customer Management Products and Services. The four continuing directors were re-elected and the directors were classified with three year terms."

In other business, the Company announced that the shareholders have approved a migratory merger pursuant to which the Company changed its state of incorporation from Utah to Delaware and its name to PALADYNE Corporation. On the merger, each outstanding share of Synaptx Common Stock became exchanged for one share of PALADYNE Common Stock. The name PALADYNE comes from the Greek language and represents CUSTOMER POWER. The new stock symbol will be PLDY effective with trading on Thursday, March 11, 1999.

PALADYNE Corporation, headquartered in Orlando, Florida, provides companies the power to understand their customers, to know each customer, to best serve each customer, and to anticipate the needs of a customer and the market. PALADYNE's power to accomplish this comes from software products and ancillary services that integrate data quality, data processing, database development and customer interaction to help firms best target, acquire, and retain valued customers.


Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in filings with the Securities and Exchange Commission

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Contact:
     PALADYNE CORPORATION, Orlando, Florida
     Nik Souris
     Vice President and General Manager
     407-333-8161     email: nsouris@synaptx.com